Exhibit 99.(a)(1)

Company Notice and Offer to Purchase

Cimarex Energy Co.

Company Notice and Offer To Purchase

Any and All of the Outstanding
Floating Rate Convertible Senior Notes Due 2023

CUSIP No. 55972FAE4

originally issued by

Magnum Hunter Resources, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 15, 2008, AND MAY NOT BE EXTENDED, EXCEPT AS REQUIRED BY APPLICABLE LAW (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”).  NOTES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO THE EXPIRATION TIME.

Cimarex Energy Co., a Delaware corporation (the “Company”), hereby offers to purchase for cash any and all of its outstanding Floating Rate Convertible Senior Notes due 2023 (the “Notes”) originally issued by Magnum Hunter Resources, Inc., a Nevada corporation (“Magnum Hunter”), from each holder thereof (each, a “Holder,” and collectively, the “Holders”) at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued but unpaid interest, including Liquidated Damages (defined below), if any, up to, but not including, the date on which the Expiration Time occurs (the “Repurchase Price”), upon the terms and subject to the conditions set forth in this Company Notice and Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”).  The offer on the terms set forth in this Offer to Purchase and the Letter of Transmittal is referred to herein as the “Offer.”  If the Expiration Time of the Offer occurs on December 15, 2008, and assuming no accrued interest or Liquidated Damages are payable, the Repurchase Price will equal $1,000 per $1,000 principal amount of Notes tendered.  The Company does not expect accrued interest will be unpaid at the Expiration Time, as all Holders, regardless of whether they tender their Notes in the Offer, will be entitled to their pro rata portion of  the accrued interest payable by the Company under the Indenture on December 15, 2008.

The Notes are governed by the Indenture, dated as of December 17, 2003, as amended and supplemented by the First Supplemental Indenture, dated as of June 6, 2005, the Second Supplemental Indenture, dated as of June 7, 2005, and the Third Supplemental Indenture, dated as of June 13, 2005 (as so amended and supplemented, the “Indenture”), among the Company, Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), and the subsidiary guarantors that are parties thereto.

The Offer is being made by us to satisfy our contractual obligations under Section 3.08 of the Indenture and paragraph 6 of the Notes that provide that each Holder will have the right, at such Holder’s option, to require us to purchase such Holder’s Notes on the date of the Expiration Time.  We are taking no position with respect to the Offer because each Holder of a Note and such Holder’s financial advisor are in a better position than we are to decide whether tendering or refraining from tendering would meet the investment objectives of such Holder.  NONE OF US, THE TRUSTEE, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER NOTES PURSUANT TO THE OFFER.

This Offer to Purchase serves as the “Company Notice” required by Section 3.08(b) of the Indenture with respect to the purchase of Notes at the option of each Holder to be made by the Company on the date of the Expiration Time.  The date of the Expiration Time is the “Purchase Date” as defined in Section 3.08(a) of the Indenture.  The date of this Offer to Purchase is October 30, 2008.

The Registration Rights Agreement, dated as of December 17, 2003, entered into in connection with the original offering of the Notes (the “Registration Rights Agreement”), provided for the payment of liquidated damages (“Liquidated Damages”) in certain circumstances if we failed to perform certain of our obligations under the Registration Rights Agreement with respect to the registration for resale of our common stock that is issued or issuable upon conversion of the Notes.  We do not believe that any Liquidated Damages have accrued, and do we not expect that any Liquidated Damages will be payable in connection with the Offer.

As of the date of this Offer to Purchase, Holders have the right to convert their Notes pursuant to the terms of the Indenture.  Holders should read the section titled “The Offer—Certain Significant Considerations – Conversion Rights” beginning on page 14 for more information about your conversion rights under the Indenture and the circumstances in which you may exercise your conversion rights.  Holders who validly tender and do not properly withdraw their Notes in the Offer will no longer have conversion rights, unless we fail to purchase and pay for such Notes pursuant to the Offer.

THE REPURCHASE PRICE THAT THE COMPANY IS OFFERING TO PAY TO HOLDERS PURSUANT TO THE OFFER (PURSUANT TO THE TERMS OF THE INDENTURE AND THE NOTES) MAY BE LESS THAN THE AMOUNT OF CASH AND COMMON STOCK OF THE COMPANY THAT HOLDERS COULD RECEIVE UPON CONVERSION OF THEIR NOTES PURSUANT TO THE INDENTURE.  HOLDERS ARE URGED TO REVIEW THE OFFER TO PURCHASE AND THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN CAREFULLY AND CONSULT WITH THEIR OWN FINANCIAL ADVISORS BEFORE DECIDING WHETHER TO TENDER THEIR NOTES IN THE OFFER.

Notes must be tendered at or before the Expiration Time, which is 5:00 p.m., New York City time, on December 15, 2008, unless that date and time is extended by us to the extent required by applicable law.  Any Holder that desires to tender Notes in the Offer must comply with the procedures set forth in the section titled “The Offer—Procedures For Tendering Notes” beginning on page 18 and in the Letter of Transmittal.  Tenders of Notes may be withdrawn at any time at or prior to the Expiration Time.  Holders should read the section titled “The Offer—Withdrawal of Tenders” beginning on page 21 for more information on the procedure for withdrawing tendered Notes from the Offer.

This Offer to Purchase and the accompanying Letter of Transmittal contain or incorporate by reference important information that should be read before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to Deutsche Bank Trust Company Americas, the depositary (the “Depositary”) and the information agent (the “Information Agent”) for the Offer.  Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent.

TABLE OF CONTENTS

		Page

IMPORTANT		1

SUMMARY TERM SHEET		1

WHERE YOU CAN FIND MORE INFORMATION		7

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE		8

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS		8

THE COMPANY		9

THE OFFER		10

Terms of the Offer		10

Purpose of the Offer		12

Certain Significant Considerations		12

Acceptance for Payment and Payment for Notes		17

Procedures for Tendering Notes		18

Withdrawal of Tenders		21

Condition to the Offer		22

Certain U.S. Federal Income Tax Consequences		22

The Depositary and the Information Agent		26

Fees and Expenses		27

Source and Amount of Funds		27

CUSIP Number		27

Miscellaneous		27

ANNEX A –	COPY OF SCHEDULE TO FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 2008 IN CONNECTION WITH THE OFFER, EXCLUDING THE EXHIBITS TO THE SCHEDULE TO.	A-1

i

IMPORTANT

No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal, and, if given or made, such information or representations should not be relied upon as having been authorized by us, the Depositary, the Information Agent or the Trustee.  This Offer to Purchase and the related documents do not constitute an offer to buy or solicitation of an offer to sell Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such an offer or solicitation under applicable securities or “blue sky” laws.  Neither the delivery of this Offer to Purchase nor the purchase of Notes will, under any circumstances, create any implication that the information contained or incorporated by reference herein or in any attachments hereto is correct as of any time after the date of any such document, or that there has been no change in the information set forth or incorporated by reference herein or in any attachments hereto or in our affairs or the affairs of any of our subsidiaries or affiliates since the date of such document.

We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Notes outside of the Offer until at least the tenth business day after the expiration of the Offer.  Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether any Notes are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.  We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

The CUSIP numbers referenced in this Offer to Purchase and the Letter of Transmittal have been assigned by Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc., and are included solely for the convenience of the Holders.  None of us, the Depositary, the Information Agent or the Trustee is responsible for the selection or use of the CUSIP numbers, and no representation is made as to their correctness on the Notes or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

SUMMARY TERM SHEET

The following are answers to some of the questions that you, as a holder, may have about the Offer.  We urge you to read carefully the remainder of this Offer to Purchase, the Letter of Transmittal and the documents that are incorporated in this Offer to Purchase by reference because the information in this summary is not complete and such documents contain important information.

INFORMATION ABOUT THE OFFER

WHO IS OFFERING TO PURCHASE THE NOTES?

Cimarex Energy Co., a Delaware corporation, is offering to purchase the Notes.  Magnum Hunter Resources, Inc., a Nevada corporation, originally issued the Notes.  On June 13, 2005, Magnum Hunter merged with and into us, and we are the company surviving the merger.  In connection with the merger, we assumed all of the obligations of Magnum Hunter under the Notes and the Indenture.  You should read the section titled “The Company” beginning on page 9 for more information about us.

WHAT CLASS OF SECURITIES IS SOUGHT IN THE OFFER?

We are offering to purchase any and all of our outstanding Floating Rate Convertible Senior Notes due 2023, which we refer to as the Notes.

WHY IS CIMAREX MAKING THE OFFER?

We are making the Offer to satisfy our contractual obligation under Section 3.08 of the Indenture and paragraph 6 of the Notes.  These provisions provide that each Holder will have the right, at such Holder’s option, to require us to purchase such Holder’s Notes on December 15, 2008, which is the date of the Expiration Time, unless extended by us to the extent required by applicable law.  You should read the section titled “The Company” beginning on page 9 and the section titled “The Offer—Purpose of the Offer” beginning on page 12 for more information.

WHAT WILL CIMAREX DO WITH THE NOTES PURCHASED IN THE OFFER?

We will deliver the Notes that we purchase in the Offer to the Trustee for cancellation and those Notes will cease to be outstanding.  You should read the section titled “The Offer—Certain Significant Considerations—Notes Purchased in the Offer” on page 13 and the section titled “The Offer—Certain Significant Considerations—Limited Trading Market” on page 17 for more information.

HOW MUCH IS CIMAREX OFFERING TO PAY FOR THE NOTES?

Pursuant to the Indenture, we are offering to purchase your Notes at a repurchase price in cash of 100% of the principal amount of the Notes, plus accrued and unpaid interest (including any Liquidated Damages payable pursuant to the Registration Rights Agreement entered into in connection with the original offering of the Notes) up to, but not including, the date on which the Offer expires.  The Offer is scheduled to expire on December 15, 2008, unless extended by us to the extent required by applicable law.  We do not believe that any Liquidated Damages have accrued, and we do not expect any Liquidated Damages to be payable in connection with the Offer.  The Company also does not expect accrued interest will be unpaid at the Expiration Time, as all Holders, regardless of whether they tender their Notes in the Offer, will be entitled to their pro rata portion of the accrued interest payable by the Company under the Indenture on December 15, 2008.  You should read the section titled “The Offer—Terms of the Offer” beginning on page 10 and the section titled “The Offer—Acceptance for Payment and Payment for Notes” beginning on page 17 for more information.  Under United States federal income tax laws, the Depositary may be required to withhold on payments made to certain Holders who tender Notes in the Offer.  See the section titled “The Offer—Certain U.S. Federal Income Tax Consequences” beginning on page 22.

ARE THERE CONDITIONS TO THE OFFER?

Pursuant to the Indenture, we are not permitted to repurchase any Notes if an event of default as defined in the Indenture, other than our failure to pay the Repurchase Price for the Notes pursuant to the Offer, is continuing at the time the Offer expires.  If an event of default as defined in the Indenture, other than our failure to pay the Repurchase Price for the Notes pursuant to the Offer, is continuing at the time the Offer expires, all tendered Notes will be deemed to be withdrawn from the Offer and we will not purchase any Notes.  There are no other conditions to the Offer.  You should read the section titled “The Offer—Acceptance for Payment and Payment for Notes”

beginning on page 17 and the section titled “The Offer—Condition to the Offer” on page 22 for more information.

HOW MANY NOTES WILL CIMAREX PURCHASE?

We will purchase for cash, upon the terms and subject to the condition of the Offer, any and all of the Notes that are validly tendered and not properly withdrawn.

DOES CIMAREX HAVE THE FINANCIAL RESOURCES TO PURCHASE THE NOTES?

Yes.  We will pay for the Notes that we purchase in the Offer out of cash on hand, additional borrowings under our existing credit facility, or both.  You should read the section titled “The Offer—Source and Amount of Funds” on page 27 for more information.

WHAT IS THE MARKET VALUE OF THE NOTES?

The Notes are eligible for trading on The Portal Market, a subsidiary of The Nasdaq Stock Market, Inc.  We believe that trading in the Notes has been limited and sporadic, and that no reliable pricing information for the Notes is available.  You should read the section titled “The Offer—Certain Significant Considerations—Limited Trading Market” on page 17 for more information.

Pursuant to the Indenture, the Notes are convertible into cash and shares of our common stock under the circumstances specified in the Indenture at a conversion rate of 34.9040 shares (as adjusted) per $1,000 principal amount of Notes.  If a Holder elects to convert its Notes, the total value that the Holder is entitled to receive is in most circumstances based upon the average closing stock price of our common stock for the ten consecutive trading days beginning on the second trading day after the Notes are tendered for conversion, which we refer to as the ten-day average stock price.

For each $1,000 principal amount of Notes converted, a Holder would be entitled to receive an amount of cash and our common stock, which we refer to as the conversion value, equal to the conversion rate of 34.9040 shares (as adjusted) multiplied by the ten-day average stock price.  An amount up to the first $1,000 of conversion value is paid in to the Holder in cash.  If the conversion value exceeds $1,000, the Holder will also receive a number of shares of our common stock equal to the amount of the conversion value in excess of $1,000 divided by the ten-day average stock price.  If the number of shares of our common stock that a Holder is entitled to receive is not a whole number, we will pay cash to the Holder instead of issuing a fractional share.

For example, if the conversion rate is 34.9040 and the ten-day average stock price is $35.00, a Holder that tenders $1,000 of Notes for conversion would receive a conversion value of $1,221.64 (34.9040 multiplied by $35.00).  Pursuant to the Indenture, the Holder would be paid $1,000 in cash, and would be entitled to 6.3300 shares of our common stock ($221.6400 divided by $35.00).  We would issue the Holder six shares of our common stock, and make a cash payment to the Holder of $11.64 (0.3300 multiplied by $35.00) instead of issuing 0.3300 shares of our common stock to the Holder.

On October 27, 2008, the high and low sale prices per share for our common stock as reported on The New York Stock Exchange were $34.53 and $31.90, respectively.  YOU SHOULD OBTAIN

CURRENT MARKET QUOTES FOR OUR COMMON STOCK BEFORE MAKING YOUR DECISION TO TENDER.

You should read the section titled “The Offer—Certain Significant Considerations—Conversion Rights” beginning on page 14 for more information on your conversion rights under the Indenture and the circumstances in which you may exercise your conversion rights.

HOW DO I TENDER NOTES?

There are three ways to tender your Notes, depending upon the manner in which your Notes are held:

•	If your Notes are registered in your name,

	o	complete and sign the Letter of Transmittal (or a facsimile or email copy with telephone confirmation) in accordance with the instructions in the Letter of Transmittal,

o

mail or deliver it and any other required documents to Deutsche Bank Trust Company Americas, which we refer to as the “Depositary,” at the address set forth on the back cover of this Offer to Purchase, and

o

either deliver the certificates for the tendered Notes to the Depositary, with the form on the reverse side of the Notes entitled “FORM OF PURCHASE NOTICE” properly completed, and with such Notes duly endorsed for transfer, or transfer your Notes pursuant to the book-entry transfer procedures described in this Offer to Purchase.

•

If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes.

•	If your Notes are held of record by The Depository Trust Company, or DTC, you may tender them through DTC’s Automated Tender Offer Program, or ATOP.

Notes must be tendered at or before the Expiration Time of the Offer, which is 5:00 p.m., New York City time, on December 15, 2008, unless that date and time is extended by us to the extent required by applicable law.  We are not providing guaranteed delivery procedures in connection with the Offer, which means that you cannot tender your Notes if you are unable to tender your Notes under one of the three methods described above at or before the Expiration Time.

You should read the section titled “The Offer—Procedures for Tendering Notes” beginning on page 18 and the Letter of Transmittal for more information on how to tender your Notes.

WHEN DOES THE OFFER TO REPURCHASE THE NOTES EXPIRE?

You have until 5:00 p.m., New York City time, on December 15, 2008, to tender your Notes in the Offer, unless we extend the Offer to the extent required by applicable law.  We will make a public announcement if we extend the Offer.  You should read the section titled “The Offer—Terms of the Offer” beginning on page 10 for more information.

MAY THE OFFER BE EXTENDED, AMENDED OR TERMINATED AND UNDER WHAT CIRCUMSTANCES?

We may extend the Offer only if we are required to extend the Offer under applicable law.  If we extend the Offer, we will delay the acceptance of any Notes that have been tendered.  Subject to applicable law and the terms and conditions of the Indenture, we reserve the right to amend the Offer at any time in our sole discretion by giving written notice of such amendment to the Depositary.  Tendered Notes will not be accepted for purchase or payment if the condition to the offer is not satisfied at the Expiration Time of the Offer.  You should read the section titled “The Offer—Terms of the Offer” beginning on page 10, the section titled “The Offer—Acceptance for Payment and Payment for Notes” beginning on page 17, and the section titled “The Offer—Condition to the Offer” on page 22 for more information.

HOW WILL HOLDERS OF NOTES BE NOTIFIED IF THE OFFER IS EXTENDED OR AMENDED?

If we extend the Offer, we will notify you as promptly as practicable by a public announcement, which will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time.  Without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service.

In addition, if we materially change the terms of the Offer or the information concerning the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2), Rule 13e-4(e)(3) and Rule 13e-4(f)(1) under the Exchange Act.

You should read the section titled “The Offer—Terms of the Offer” beginning on page 10 and the section titled “The Offer—Condition to the Offer” on page 22 for more information.

WHEN WILL HOLDERS RECEIVE PAYMENT FOR TENDERED NOTES?

You will receive payment for your Notes promptly after the date on which we accept all Notes properly tendered and not validly withdrawn.  The timing of our acceptance for payment of Notes tendered pursuant to the Offer is subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of Holders promptly after the termination or withdrawal of the Offer.  We will pay for Notes by depositing the Repurchase Price in immediately available funds with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payment from us and transmitting such payment to tendering Holders, pursuant to the terms of the Indenture.  You should read the section titled “The Offer—Terms of the Offer” beginning on page 10, and the section titled “The Offer—Acceptance for Payment and Payment for Notes” beginning on page 17, for more information.

CAN HOLDERS WITHDRAW TENDERED NOTES?

You may withdraw your tendered Notes at any time on or before the time and date when the Offer expires at 5:00 p.m., New York City time, on December 15, 2008, or, if the Offer is extended, the time and date when the extended Offer expires.  Holders also have the right to withdraw Notes tendered pursuant to the Offer that have not been accepted for payment at any time after the expiration of 40 business days from the commencement of the Offer.  You should read the section titled “The Offer—Terms of the Offer” beginning on page 10, and the section titled “The Offer—Withdrawal of Tenders” beginning on page 21, for more information.

HOW DO HOLDERS WITHDRAW PREVIOUSLY TENDERED NOTES?

To withdraw your previously tendered Notes, you must deliver a letter notice (or facsimile or email transmission with telephone confirmation) of withdrawal or revocation (or an electronic ATOP transmission notice of withdrawal or revocation in the case of DTC participants) with the required information to the Depositary before your right to withdraw has expired.  You may not rescind a withdrawal of tendered Notes.  However, you may re-tender your Notes by again following the proper tender procedures.  You should read the section titled “The Offer—Withdrawal of Tenders” beginning on page 21 for more information.

WHAT HAPPENS TO NOTES THAT ARE NOT TENDERED?

Any Notes that remain outstanding after the completion of the Offer will continue to be our obligations.  Holders of those outstanding Notes will continue to have all of the rights associated with those Notes, including without limitation the right to convert those Notes into cash and our common stock in the circumstances specified in the Indenture.  You should read the section titled “The Offer—Certain Significant Considerations—Notes Outstanding After the Offer” on page 13, and the section titled “The Offer—Certain Significant Considerations—Limited Trading Market” on page 17, for more information.

MAY HOLDERS STILL CONVERT THEIR NOTES INTO SHARES OF CIMAREX COMMON STOCK?

Yes.  However, if you tender your Notes in the Offer, you may convert your Notes only if you properly withdraw your Notes before your right to withdraw has expired, unless we fail to pay the Repurchase Price for your Notes pursuant to the Offer.  For purposes of converting your Notes, Deutsche Bank Trust Company Americas is the Conversion Agent and the Paying Agent, and its address for such purpose is c/o DB Services Tennessee, Inc., 648 Grassmere Park Road, Nashville, TN 37230, Attn: Reorganization Unit.

WHAT ARE THE TAX CONSEQUENCES TO HOLDERS IF THEY TENDER THEIR NOTES?

Holders should consult their own tax advisors regarding the federal, state, local and foreign income, franchise, personal property and any other tax consequences of tendering Notes pursuant to the Offer.  A U.S. Holder (as defined below in the section titled “The Offer—Certain U.S. Federal Income Tax Consequences”) who sells Notes to us pursuant to the Offer will generally recognize gain or loss in an amount equal to the difference between the amount received in exchange for the Notes (other than amounts attributable to accrued but unpaid interest) and such U.S. Holder’s adjusted tax basis in the Notes sold.  U.S. Holders should read the section titled “The Offer—Certain U.S. Federal Income Tax Consequences—Tendering U.S. Holders” beginning on page 24 for more information.

Non-U.S. Holders (as defined below in the section titled “The Offer—Certain U.S. Federal Income Tax Consequences”) should read the section titled “The Offer—Certain U.S. Federal Income Tax Consequences—Tendering Non-U.S. Holders” beginning on page 25 for a discussion of certain U.S. federal income tax consequences applicable to Non-U.S. Holders.  Under United Stated federal income tax laws, the Depositary may be required to withhold on payments made to certain Holders who tender Notes in the Offer.  See the section titled “The Offer—Certain U.S. Federal Income Tax Consequences” beginning on page 22.

DO HOLDERS HAVE TO PAY A BROKERAGE COMMISSION FOR TENDERING NOTES?

No brokerage commissions are payable by Holders to us, the Depositary or the Information Agent in connection with the tender of your Notes in the Offer.  If your Notes are held by a nominee, such nominee may charge you a transaction amount.  Except as set forth in Instruction 7 of the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.  You should read the section titled “The Offer—The Depositary and the Information Agent” on page 27 and the Letter of Transmittal for more information.

WHERE CAN HOLDERS GET MORE INFORMATION REGARDING THE OFFER?

If you have any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal, please contact Deutsche Bank Trust Company Americas, the Information Agent for the Offer, at c/o DB Services Tennessee, Inc., 648 Grassmere Park Road, Nashville, TN 37230, Attn: Reorganization Unit, telephone (800) 735-7777.  Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their Notes with questions and requests for assistance.

IS CIMAREX MAKING ANY RECOMMENDATION ABOUT THE OFFER?

None of us, the Depositary, the Information Agent or the Trustee makes any recommendation as to whether you should tender your Notes pursuant to the Offer.  Holders should determine whether or not to tender their Notes pursuant to the Offer based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.

We note that the repurchase price for the Notes that we are offering to pay pursuant to the Offer may be less than the amount of cash and common stock that a Holder could receive upon conversion of their Notes.  You should read the section titled “The Offer—Terms of the Offer” beginning on page 10, and the section titled “The Offer—Certain Significant Considerations—Conversion Rights” beginning on page 14, for more information.

YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR OUR COMMON STOCK AND CONSULT WITH YOUR OWN FINANCIAL ADVISORS BEFORE MAKING YOUR DECISION TO TENDER.

In this Offer to Purchase, “Cimarex,” “we,” “us,” “our,” and “the Company” refer to Cimarex Energy Co. and do not include its subsidiaries, unless the context requires otherwise, and except that such references in the sections of this Offer to Purchase titled “The Company” and “Cautionary Notice Regarding Forward-Looking Statements” are to Cimarex Energy Co. and its consolidated subsidiaries.

In this Offer to Purchase, “Holder,” “Holders,” “you,” and “your” refer to holders of the Notes.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the U.S. Securities and Exchange Commission (the “SEC”).  Such reports and other information can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports and information statements and other information regarding issuers that file electronically with the SEC, including us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference into this Offer to Purchase specified information contained in documents that we have filed with the SEC.  The information incorporated by reference is considered to be part of this Offer to Purchase.

The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•                  Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 28, 2008;

•                  Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed on August 5, 2008;

•                  Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed on May 6, 2008; and

•                  Current Reports on Form 8-K, filed on October 21, 2008, September 23, 2008, September 19, 2008, August 5, 2008, July 24, 2008, May 23, 2008, May 6, 2008, April 25, 2008, March 3, 2008, February 20, 2008 and February 7, 2008 (excluding any information furnished under Item 2.02 or Item 7.01 of Form 8-K).

In addition, this Offer to Purchase constitutes a part of an Issuer Tender Offer on Schedule TO (the “Schedule TO”) filed by us with the SEC on October 30, 2008 pursuant to Section 13(e) of the Exchange Act and the rules and regulations promulgated thereunder.  The Schedule TO and all exhibits thereto are incorporated in this Offer to Purchase by reference, and a copy of the Schedule TO, excluding the exhibits thereto, is attached to this Offer to Purchase as Annex A.

The documents incorporated by reference herein (other than exhibits to such documents that are not specifically incorporated by reference herein) are available without charge to any person to whom this Offer to Purchase has been delivered upon written or oral request to us, Attn: Corporate Secretary, 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, telephone (303) 295-3995.  The information relating to us contained in this Offer to Purchase does not purport to be complete and should be read together with the information contained in the incorporated documents.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated herein by reference contain forward-looking statements with respect to our financial condition, results of operations and business.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue” or the negative of these terms or other similar expressions.

Any forward-looking statements are based either on our current expectations and projections about future events or on our expectations and projections about future events at the time those statements were made, as applicable, but, in each case, are subject to known and unknown risks, uncertainties and assumptions that may cause the actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties include, but are not limited to, the following:

•                  fluctuations in oil and gas prices;

•                  rate of growth in proved oil and gas reserves and production;

•                  ability to find commercial quantities of new oil and gas reserves;

•                  inaccuracies in proved reserve estimates;

•                  availability, proximity and capacity of pipelines and processing facilities;

•                  changes in laws and regulations, including safety, tax and accounting matters;

•                  competitive pressures from the same and alternative energy sources;

•                  liability for environmental claims;

•                  customer conservation measures and improvements in energy efficiency and technology resulting in reduced demand;

•                  adverse labor relations and competition for experienced technological personnel;

•                  large customer, counterparty or supplier defaults;

•                  liability in excess of insurance coverage for personal injury and property damage arising from explosions and other catastrophic events, including acts of terrorism, resulting from operating hazards and risks incidental to oil and gas production;

•                  political, regulatory and economic conditions in the United States and foreign countries; and

•                  interest rate fluctuations and other capital market conditions.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document and in the documents incorporated herein by reference. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY

We are an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the United States.

Magnum Hunter originally issued the Notes.  On June 13, 2005, Magnum Hunter merged with and into us, and we are the company surviving the merger.  In connection with the merger, we assumed all of the obligations of Magnum Hunter under the Notes and the Indenture.

We are headquartered in Denver, Colorado, and our principal executive offices are at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, telephone (303) 295-3995. Our common stock is listed on the New York Stock Exchange and trades under the symbol “XEC.”

Market Price Information for Cimarex Common Stock.  The Notes are eligible for trading on The Portal Market.  However, there is no existing public market for the Notes and we believe that trading in the Notes has been limited and sporadic.  The Notes are convertible into cash and shares of our common stock in certain circumstances pursuant to the Indenture as described in the sections titled “The Offer—Certain Significant Considerations—Conversion Rights.”

The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock on the New York Stock Exchange Composite Transactions Tape. For current price information, you should consult publicly available sources.

	High	Low
2008
First Quarter	$56.53	$37.03
Second Quarter	$74.50	$54.35
Third Quarter	$72.00	$42.85
2007
First Quarter	$38.07	$34.06
Second Quarter	$42.87	$36.99
Third Quarter	$72.00	$42.85
Fourth Quarter	$42.86	$36.88
2006
First Quarter	$47.80	$39.21
Second Quarter	$47.40	$35.84
Third Quarter	$72.00	$42.85
Fourth Quarter	$38.46	$32.56

THE OFFER

TERMS OF THE OFFER

We hereby offer to purchase for cash any and all of the outstanding Notes at the Repurchase Price described below, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

The Repurchase Price is equal to 100% of the principal amount of the Notes, plus interest (including Liquidated Damages, if any) accrued and unpaid up to, but not including, the date on which the Expiration Time occurs.  If the Expiration Time occurs on December 15, 2008, and assuming no accrued interest or Liquidated Damages are payable, the Repurchase Price will equal $1,000 per $1,000 principal amount of Notes tendered.  The Company does not expect accrued interest will be unpaid at the Expiration Time, as all Holders, regardless of whether they tender their Notes in the Offer, will be entitled to their pro rata portion of the accrued interest payable by the Company under the Indenture on December 15, 2008.  We do not believe that any Liquidated Damages have accrued, and we do not expect any Liquidated Damages to be payable in connection with the Offer.  You should read the section titled “Certain Significant Considerations—Liquidated Damages” for more information about the circumstances in which we are required to pay Liquidated Damages.

If the Notes are accepted for payment pursuant to the Offer, Holders who validly tendered (and did not properly withdraw) their Notes at or prior to the Expiration Time will receive the Repurchase Price.  We will accept only tenders of all or a portion of a Holder’s Notes in integral multiples of $1,000. Tenders of Notes may be withdrawn at any time at or prior to the Expiration Time by following the procedures described in “Withdrawal of Tenders.”  Any Holder of the Notes desiring to tender their Notes must comply with the procedures set forth herein under “Procedures For Tendering Notes.”  Upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, we will accept for purchase all Notes validly tendered and not properly withdrawn at or prior to the Expiration Time.

The Offer will expire at the Expiration Time, which is 5:00 p.m., New York City time, on December 15, 2008, unless extended.  The Expiration Time may not be extended except as required by applicable law.  During any extension of the Offer, all Notes previously tendered pursuant to the Offer (and not properly withdrawn) will remain subject to the Offer and may be accepted for payment by us, subject to the withdrawal rights of Holders during the extension period.

If any tendered Notes are not purchased pursuant to the Offer for any reason, or certificates are submitted evidencing more Notes than are tendered, such Notes not purchased will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered), unless otherwise requested by such Holder under “Special Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Time.

If less than all of the principal amount of Notes held by a Holder is tendered by such Holder pursuant to the Offer, after the Expiration Time, we will issue, and the Trustee will authenticate and deliver to the Holder, at no expense to the Holder, new Notes of authorized denominations in a principal amount equal to the portion of the Notes not tendered.  With respect to the Notes held by DTC as the Holder of record (which Notes are held in the form of a global security), DTC will submit the global security to the Trustee if any Holders tender their Notes pursuant to the Offer and we will issue and the Trustee will authenticate a new global security to DTC for the untendered portion of the global security.

Our obligation to accept, and pay for, Notes validly tendered pursuant to the Offer is conditioned upon satisfaction of the condition to the Offer described in the section titled “Condition to the Offer.”  Subject to applicable securities laws, the terms of the Indenture and the Notes, and the terms and conditions set forth in this Offer to Purchase, we expressly reserve the right, in our sole discretion, at or prior to the Expiration Time, (i) to extend the Offer to the extent required by applicable law, or (ii) to otherwise amend the Offer in any respect.  The rights reserved by us in this paragraph are in addition to our rights described under “Condition to the Offer.”  Any extension or amendment of the Offer will be followed promptly by a public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.   Without limiting the manner in which we may choose to make a public announcement, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service.

If we make a material change in the terms of the Offer or the information concerning the Offer, we will disseminate additional Offer materials and extend the Offer if required by law.

Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent at its address or telephone number set forth on the back cover hereof.  Any beneficial owner owning interests in the Notes should contact such beneficial owner’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning this Offer.

BASED ON THE CURRENT CONVERSION RATE OF 34.9040 SHARES, THE REPURCHASE PRICE THAT WE ARE OFFERING PER $1,000 PRINCIPAL AMOUNT OF NOTES IN THE OFFER (IN ACCORDANCE WITH THE TERMS OF THE NOTES AND THE INDENTURE) MAY BE LESS THAN THE CONVERSION VALUE.  THE ACTUAL AMOUNT OF CASH AND THE ACTUAL NUMBER OF SHARES OF OUR COMMON STOCK THAT A PARTICULAR HOLDER IS ENTITLED TO RECEIVE PURSUANT TO THE INDENTURE AND THE NOTES UPON CONVERSION OF SUCH NOTES VARIES BASED UPON THE AVERAGE CLOSING STOCK PRICE FOR OUR COMMON STOCK FOR THE TEN CONSECUTIVE TRADING DAYS BEGINNING ON THE SECOND TRADING DAY FOLLOWING THE DAY THE NOTES ARE TENDERED FOR CONVERSION.  THERE CAN BE NO ASSURANCE AS TO THE PRICE AT WHICH OUR COMMON STOCK MAY NOW OR IN THE FUTURE TRADE OR BE SOLD, AND NO ASSURANCE AS TO WHETHER HOLDERS WILL RECEIVE AN AMOUNT GREATER THAN, LESS THAN, OR EQUAL TO THE REPURCHASE PRICE UPON CONVERSION OF THEIR NOTES.  HOLDERS OF NOTES ARE URGED TO CONSULT WITH THEIR OWN FINANCIAL ADVISORS BEFORE ACCEPTING THE OFFER.

We are making the Offer to satisfy our contractual obligations under the Indenture, and are taking no position with respect to the Offer because each Holder of a Note and his, her or its financial advisor are in a better position than we are to decide whether tendering or refraining from tendering would meet the investment objectives of such Holder.  NONE OF US, THE TRUSTEE, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER NOTES PURSUANT TO THIS OFFER.

PURPOSE OF THE OFFER

The purpose of the Offer is to fulfill our contractual obligations under the Indenture.  Section 3.08 of the Indenture provides that each Holder will have the right, at such Holder’s option, to require us to purchase at the Repurchase Price all or a portion (which portion must be in an integral multiple of $1,000) of such Holder’s Notes on the date of the Expiration Time, which is December 15, 2008, unless extended as required by applicable law.

This Offer to Purchase serves as the “Company Notice” required by Section 3.08(b) the Indenture.  The date of the Expiration Time is the “Purchase Date” as defined in Section 3.08(a) of the Indenture.

CERTAIN SIGNIFICANT CONSIDERATIONS

You should consider carefully the following considerations, in addition to the other information described elsewhere in this Offer to Purchase and the Letter of Transmittal or incorporated herein by reference before deciding whether to participate in the Offer.

Principal Amount of Notes Outstanding.  As of the date of the Offer, there was $125 million aggregate principal amount of Notes outstanding.

The Indenture. The Notes are governed by the Indenture.

Notes Purchased in the Offer.  The Notes purchased pursuant to the Offer will cease to be outstanding and will be delivered to the Trustee for cancellation promptly after such purchase.  Interest, including Liquidated Damages, if any, on any Notes purchased by us pursuant to the Offer will cease to accrue on and after the date on which the Expiration Time occurs unless we default in the payment of the Repurchase Price.

Notes Outstanding After the Offer.  Holders that do not validly tender their Notes into the Offer, or that validly tender their Notes into the Offer but properly withdraw such Notes, will not be entitled to receive the Repurchase Price.  Any Notes that remain outstanding after consummation of the Offer will continue to be our obligations and will continue to accrue interest and have the benefits of the Indenture, including the right of Holders to convert their Notes into cash and shares of our common stock in certain circumstances as provided in the Indenture.

Interest.   Unless we default in making payment of the Repurchase Price, interest (including Liquidated Damages, if any) on Notes validly tendered and not properly withdrawn pursuant to the Offer will cease to accrue on and after the date on which the Expiration Time occurs.  The Notes that remain outstanding after consummation of the Offer will continue to accrue interest at a rate per annum equal to 3-month LIBOR (as determined by the Trustee pursuant to the Indenture and the Notes), reset quarterly, and payable on March 15, June 15, September 15 and December 15 of each year.

Redemption.  The Notes that remain outstanding after consummation of the Offer will continue to be subject to our right to call such Notes for redemption. On or after December 22, 2008, we may redeem the Notes, at our option, in whole or in an integral multiple of $1,000, at 100% of the principal amount, together with accrued but unpaid interest (including Liquidated Damages, if any), thereon, up to but not including the date of redemption; provided, that if the redemption date is on or after an interest record date but on or prior to the related interest payment date, interest will be payable to the Holders in whose names the Notes are registered at the close of business on the relevant interest record date.  The Indenture requires us to give notice of redemption not more than 60 and not less than 30 days before the redemption date.

The Holders of Notes that remain outstanding after consummation of the Offer will continue to be entitled to the rights under the Indenture to require the Notes to be repurchased by us. In addition to the rights of each Holder under this Offer, each Holder has the right, at its option, to require us to repurchase all or a portion of the Notes held by such Holder, in integral multiples of $1,000, on December 15, 2013 and December 15, 2018, for cash at a purchase price per Note equal to 100% of the aggregate principal amount of the Note, together with accrued but unpaid interest (including Liquidated Damages, if any) thereon, up to but not including the date of purchase, upon delivery of a notice at the times and containing the information required by the Indenture, and upon delivery of the Notes to the paying agent by the Holder as set forth in the Indenture.

Liquidated Damages.  The Registration Rights Agreement entered into in connection with the original offering of the Notes and assumed by us from Magnum Hunter provided for payment to the Holders of Liquidated Damages in certain circumstances if we failed to perform certain obligations under the Registration Rights Agreement.  We believe that we have satisfied all of our obligations under the Registration Rights Agreement, and have no further obligations pursuant to its terms.

We do not believe any Liquidated Damages have accrued, and we do not expect any Liquidated Damages to be payable in connection with the Offer.

Conversion Rights.   Upon the happening of certain events, the Holder of a Note may convert the Note into a combination of cash and our common stock equal to the Conversion Value (as defined below).

If a Holder validly elects to tender Notes in the Offer, the Holder may not convert those Notes unless the Holder properly withdraws the tender of the Notes in accordance with this Offer to Purchase and the Letter of Transmittal, or unless we default in the payment of the Repurchase Price pursuant to the Offer.

Each of the events generally described below give rise to the conversion rights under the Indenture:

•                  if the closing sale price per share of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of any calendar quarter (appropriately adjusted to take into account the occurrence, during the 30 consecutive trading day period, of any event requiring adjustment of the Conversion Price (described below) under the Indenture) is more than 110% of the Conversion Price on such 30th trading day, Holders may tender their notes for conversion during the subsequent calendar quarter;

•                  if the Note has been called for redemption by us pursuant to Section 3.01 of the Indenture and the redemption has not yet occurred, so long as the Holder surrenders the Note for conversion prior to the close of business on the day that is two business days prior to the applicable redemption date;

•                  if the conversion of the Note occurs during the five trading day period immediately after a period of five consecutive trading days in which the trading price of the Notes for each trading day in such period was less than 95% of the product of the closing sale price per share of our common stock on such trading day multiplied by the Conversion Rate on such trading day (but if, on the date of the conversion, the closing sale price per share of our common stock is greater than the Conversion Price but less than 110% of the Conversion Price, then the Conversion Value a Holder of Notes will be entitled to receive will be equal to the principal amount of the Notes held by the Holder plus accrued and unpaid interest (and Liquidated Damages, if any) as of the Conversion Date (as defined in the Indenture));

•                  (A) a distribution to all holders of our common stock of rights, warrants or options entitling them (for a period commencing no earlier than the date of distribution and expiring not more than 60 days after the date of distribution) to subscribe for or purchase, shares of our common stock at a price less than the closing sale price per share of our common stock on the trading day immediately preceding the declaration date of the distribution or (B) a distribution to all holders of our common stock of evidences of our indebtedness, rights or warrants to purchase or subscribe for capital stock or other securities issued by us, cash or assets, which distribution has an aggregate value that exceeds 10% of the our Enterprise Value (as defined in the Indenture) on the trading day immediately preceding the declaration date of the distribution (but the Holder will have no right to convert any Notes in the circumstances described in (A) and (B) above if the Holder of the Notes otherwise participates in the distribution on an as-converted basis solely into our common stock at the then applicable Conversion Price without conversion of the Holder’s Notes); and

•                  if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction pursuant to which our common stock is subject to conversion into shares of stock (other than our common stock), other securities or property (including cash) subject to Section 10.11 of the Indenture, and the conversion of the Note occurs at any time from and after the effective date of the transaction until and including the date that is 30 days after the effective date of the transaction.

As of the date of this Offer to Purchase, the Holders have the right to convert their Notes pursuant to the provisions of the Indenture described in the first bullet point above.  Other events may have occurred, or may occur in the future, that give rise to the conversion rights described above.

Conversion Value.  Holders tendering Notes for conversion are entitled to receive upon conversion cash and shares of our common stock, with a value equal to the Conversion Value.  The “Conversion Value” generally is defined in the Indenture as the product of (i) the aggregate principal amount of Note to be converted divided by 1,000, multiplied by the Conversion Rate, and (ii) the average of the closing sale price per share of our common stock for the ten consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events) beginning on the second trading day following the day the Notes are tendered for conversion (which is referred to in the Indenture as the “Ten Day Average Closing Stock Price”).

In general, we are required to deliver the Conversion Value in cash equal to the lesser of the Conversion Value and the principal amount of the Notes converted, and, if the Conversion Value exceeds the principal amount of the Notes converted, the remainder in our common stock, with the number of shares of our common stock determined by dividing the remaining portion of the Conversion Value by the Ten Day Average Closing Stock Price.  Holders will not receive a fractional share upon conversion, but will instead receive cash in lieu of fractional shares based on the Ten Day Average Closing Stock Price.

Adjustment of Conversion Rate and Conversion Price.  The Conversion Value is dependent upon the Conversion Rate and the Ten Day Average Closing Stock Price determined after a Holder tenders its Notes for conversion.  The current adjusted “Conversion Rate” of 34.9040 and the current adjusted “Conversion Price” of $28.65 are subject to further adjustment as provided in the Indenture.

To illustrate the application of the foregoing, the chart below sets forth the amount of cash and the number of shares of our common stock a Holder would receive upon conversion of $1,000 aggregate principal amount of Notes, assuming the current Conversion Rate of 34.9040, and based upon different assumptions regarding the Ten Day Average Closing Stock Price of our common stock:

	Conversion Value
Ten Day Average Closing Stock Price	Cash Payment	Shares of Cimarex Common Stock*
$30.00	$1,000.00	1.57
$35.00	$1,000.00	6.33
$40.00	$1,000.00	9.90
$45.00	$1,000.00	12.68

* Note that the Holders will not receive fractional shares, but will instead receive cash in lieu of fractional shares based on the Ten Day Average Closing Stock Price.

On October 27, 2008, the high and low sale prices per share for our common stock as reported on The New York Stock Exchange were $34.53 and $31.90, respectively.

BASED ON THE CURRENT CONVERSION RATE OF 34.9040 SHARES, THE REPURCHASE PRICE THAT WE ARE OFFERING PER $1,000 PRINCIPAL AMOUNT OF NOTES IN THE OFFER (IN ACCORDANCE WITH THE TERMS OF THE NOTES AND THE INDENTURE) MAY BE LESS THAN THE CONVERSION VALUE.  THE ACTUAL AMOUNT OF CASH AND THE ACTUAL NUMBER OF SHARES OF OUR COMMON STOCK THAT A PARTICULAR HOLDER IS ENTITLED TO RECEIVE PURSUANT TO THE INDENTURE AND THE NOTES UPON CONVERSION OF SUCH NOTES VARIES BASED UPON THE AVERAGE CLOSING STOCK PRICE FOR OUR COMMON STOCK FOR THE TEN CONSECUTIVE TRADING DAYS BEGINNING ON THE SECOND TRADING DAY FOLLOWING THE DAY THE NOTES ARE TENDERED FOR CONVERSION.  THERE CAN BE NO ASSURANCE AS TO THE PRICE AT WHICH OUR COMMON STOCK MAY NOW OR IN THE FUTURE TRADE OR BE SOLD, AND NO ASSURANCE AS TO WHETHER HOLDERS WILL RECEIVE AN AMOUNT GREATER THAN, LESS THAN, OR EQUAL TO THE REPURCHASE PRICE UPON CONVERSION OF THEIR NOTES.  HOLDERS OF NOTES ARE URGED TO CONSULT WITH THEIR OWN FINANCIAL ADVISORS BEFORE ACCEPTING THE OFFER.

Procedures for Conversion.   The Trustee is the Registrar, the Paying Agent and the Conversion Agent for the purpose of converting the Notes, and its address for such purpose is c/o DB Services Tennessee, Inc., 648 Grassmere Park Road, Nashville, TN 37211, Attn: Reorganization Unit.  To exercise a conversion right with respect to a Note, the Holder must satisfy the requirements of Article 10 of the Indenture and paragraph 8 of the Notes, and:

•                  complete and manually sign the irrevocable conversion notice on the back of the Note and deliver the notice to the Conversion Agent;

•                  surrender the Note to the Conversion Agent;

•                  furnish appropriate endorsements and transfer documents if required by the Registrar or the Conversion Agent;

•                  pay any transfer or other tax, if required by Section 10.03 of the Indenture; and

•                  if the Note is held in book-entry form, complete and deliver to the Depositary appropriate instructions pursuant to the applicable rules and procedures of the Depositary.

Limited Trading Market.  The Notes are not listed on any national or regional securities exchange.  The Notes are eligible for trading on The Portal Market, a subsidiary of the Nasdaq Stock Market, Inc., which permits the offer and sale of the Notes only among “qualified institutional buyers” as defined in Rule 144A of the Securities Act of 1933, as amended.  There is no existing public trading market for the Notes, and no reliable pricing information for the Notes is available.  Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations.  Holders are urged to contact their brokers with respect to current information regarding the market price of the Notes.  To the extent that Notes are tendered and accepted in the Offer, such Notes will cease to be outstanding and will be promptly delivered to the Trustee for cancellation.  As a result, any existing trading market for the remaining Notes may become more limited.  A debt security with a smaller outstanding principal amount available for trading, which the financial services industry refers to as a smaller “float,” may command a lower price than would a comparable debt security with a greater float.  Therefore, the market price for Notes not purchased in the Offer may be adversely affected if the amount of Notes purchased in the Offer reduces the float of the Notes.  The reduced float may also tend to make the trading price more volatile.  Moreover, there can be no assurance that any trading market will exist for the Notes following the Offer.  The extent of the market for the Notes, if any, following consummation of the Offer will depend upon the number of Holders remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors.

Subsequent Repurchase of Notes; Discharge.  We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Exchange Act from purchasing any of the Notes outside of the Offer until at least the tenth business day after the expiration of the Offer.  Following that time, and whether or not the Offer is consummated, we and our affiliates may from time to time acquire Notes, other than pursuant to the Offer, through redemptions, open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, subject to the terms of the Indenture and the Notes and applicable law, upon such terms and at such prices as we or such affiliates may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.  Nothing contained in the Offer will prevent us from exercising our rights under the Indenture to redeem the Notes or to defease or satisfy and discharge our obligations with respect to the Notes by depositing cash or securities with the Trustee in accordance with the terms of the Indenture.  We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we or our affiliates will pursue.

Tax Matters.  See “Certain U.S. Federal Income Tax Consequences” for a discussion of certain U.S. Federal income tax consequences of the Offer.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR NOTES

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, we will, promptly, but in any event within three business days after the Expiration Time, purchase, by accepting for payment, and will pay for, all Notes validly tendered (and not properly withdrawn) pursuant to the Offer.  Such payment will be made by the deposit, pursuant to the Indenture, of immediately available funds with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payment from us and transmitting such payment to tendering Holders. Under no circumstances will interest on the Repurchase Price be paid by us by reason of any delay on behalf of the Depositary in making such payment. We expressly reserve the right, in our sole discretion and subject to the terms of the Indenture and the Notes and Rule 14e-1(c) and Rule 13e-4(f)(5) under the Exchange Act, to delay acceptance for payment of or payment for the Notes in order to comply, in whole or in part, with any applicable law.

In all cases, payment by the Depositary to Holders of the Repurchase Price for Notes accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Notes (with the form on the reverse side of such Notes entitled “FORM OF PURCHASE NOTICE” properly completed, and with such Notes duly endorsed for transfer) or timely confirmation of a book-entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth under “Procedures for Tendering Notes,” (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile or email transmission thereof with telephone confirmation) or a properly transmitted Agent’s Message (as defined below) and (iii) any other documents required by the Letter of Transmittal, as applicable.

If less than all of the principal amount of Notes held by a Holder is tendered by such Holder pursuant to the Offer, after the Expiration Time, we will issue, and the Trustee will authenticate and deliver to the Holder, at no expense to the Holder, new Notes of authorized denominations in a principal amount equal to the portion of the Notes not tendered.  With respect to the Notes held by DTC as the Holder of record (which Notes are held in the form of a global security), DTC will submit the global security to the Trustee if any Holders tender their Notes pursuant to the Offer and we will issue and the Trustee will authenticate a new global security to DTC for the untendered portion of the global security.

For purposes of the Offer, validly tendered Notes (or defectively tendered Notes for which we have waived such defect) will be deemed to have been accepted for payment by us if, as and when we give oral or written notice of acceptance for payment to the Depositary.

Subject to the terms of the Indenture and the Notes, we reserve the right to transfer or assign, in whole at any time or in part from time to time, to one or more of our affiliates, the right to purchase any Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice the rights of tendering Holders to receive the Repurchase Price pursuant to the Offer.

It is a condition precedent to our obligation to purchase Notes pursuant to the Offer that the condition to the Offer described in “Condition to the Offer” shall have been satisfied.  In the event that at the Expiration Time an Event of Default (as defined in the Indenture), other than a default in the payment of the Repurchase Price, is continuing, all Notes that have been tendered into the Offer shall be deemed to have been properly withdrawn, and such Notes will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered), unless otherwise requested by the tendering Holder under “Special Delivery Instructions” in the Letter of Transmittal.

PROCEDURES FOR TENDERING NOTES

Tender of Notes. The tender by a Holder of Notes (and subsequent acceptance of such tender by us) pursuant to one of the procedures set forth below will constitute a binding agreement between such Holder and the us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.  The procedures by which Notes may be tendered by beneficial owners who are not registered Holders will depend upon the manner in which the Notes are held.

Tender of Notes Held in Physical Form. To effectively tender Notes held in physical form, a properly completed Letter of Transmittal (or a manually signed facsimile or email transmission thereof with telephone confirmation) duly executed by the Holder thereof, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase at or prior to the Expiration Time.  In addition, certificates representing such Notes, with the form on the reverse side of such Notes entitled “FORM OF PURCHASE NOTICE” properly completed, and with such Notes duly endorsed for transfer, must be received by the Depositary at such address at or prior to the Expiration Time.  A tender of Notes may also be effected through the deposit of Notes with DTC and making book-entry delivery as described below.  Letters of Transmittal and Notes should be sent only to the Depositary and should not be sent to us or the Trustee.

If the Notes are registered in the name of a person other than the signer of a Letter of Transmittal, then, in order to tender the Notes pursuant to the Offer, the Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name or names of such Holder or Holders appear on the Notes, with the signature(s) on the Notes or instrument(s) of transfer guaranteed as provided below.

Tender of Notes Held Through a Custodian. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes should contact the registered Holder promptly and instruct such Holder to tender Notes on such beneficial owner’s behalf.  An instruction letter is enclosed in the materials provided along with this Offer to Purchase which may be used by a beneficial owner in this process to instruct the registered Holder to tender Notes.  Any beneficial owner of Notes held through DTC or its nominee, through authority granted by DTC, may direct the DTC participant through which that beneficial owner’s Notes are held in DTC to tender on that beneficial owner’s behalf. If such beneficial owner wishes to tender such Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Notes, with the form on the reverse side of such Notes entitled “FORM OF PURCHASE NOTICE” properly completed, and with such Notes duly endorsed for transfer, either make appropriate arrangement to register ownership of the Notes in such beneficial owner’s name (if permitted) or otherwise follow the procedures described in the immediately preceding paragraph.  The transfer of record ownership (if permitted) may take considerable time.

Tender of Notes Held Through DTC. To effectively tender Notes that are held through DTC, DTC participants should, instead of physically completing and signing the Letter of Transmittal, electronically transmit their acceptance through ATOP (and thereby tender Notes), for which the transaction will be eligible. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent’s Message (defined below) to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth herein and in the Letter of Transmittal.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation (defined below), which states that DTC has received an express acknowledgment from the participant in DTC described in that Agent’s Message, stating the principal amount of Notes that have been tendered by such participant under the Offer and that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against such participant.

Book-Entry Delivery Procedures. The Depositary will establish one or more accounts with respect to the Notes at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s ATOP. However, although delivery of Notes may be effected through book-entry transfer into the Depositary’s account at DTC, an Agent’s Message in connection with a book-entry transfer and any other required documents, must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the back cover of this Offer at or prior to the Expiration Time in connection with the tender of such Notes.  The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Depositary.

Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each a “Medallion Signature Guarantor”), unless the Notes tendered are tendered and delivered (i) by a registered Holder (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled “Special Payment Instructions” or “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. (successor to the

National Association of Securities Dealers, Inc.) (“FINRA”) or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). See Instruction 4 of the Letter of Transmittal. If Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the registered Holder, then the signature on the Letter of Transmittal accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above. See Instructions 4 and 5 of the Letter of Transmittal.

Mutilated, Lost, Stolen or Destroyed Certificates. If a Holder desires to tender Notes, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Information Agent to receive information about the procedures for obtaining replacement certificates for Notes.

Backup Withholding and FIRPTA Withholding. Under United States federal income tax laws, the Depositary may be required to withhold on payments made to certain Holders who tender Notes in the Offer.  See “Certain U.S. Federal Income Tax Consequences.”

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Notes pursuant to any of the procedures described above will be determined by us in our sole discretion (which determination shall be final and binding).  We expressly reserve the absolute right, in our sole discretion, subject to applicable law, to reject any or all tenders of any Notes determined by us not to be in proper form or, if the acceptance for payment of, or payment for, such Notes may, in the opinion of our counsel, be unlawful.  We also reserve the absolute right, in our sole discretion, subject to applicable law, to waive any defect or irregularity in any tender of Notes by any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders.  Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding.  None of us, the Trustee, the Depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If we waive our right to reject a defective tender of Notes, the tendering Holder will be entitled to the Repurchase Price.

No Guaranteed Delivery. We are not providing guaranteed delivery procedures in connection with the Offer under the terms of this Offer to Purchase or any of the other Offer materials provided with this Offer to Purchase. Holders must timely tender their Notes in accordance with the procedures set forth in this Offer to Purchase and in the Letter of Transmittal.

The method of delivery of Notes and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the person tendering the Notes and delivering the Letters of Transmittal and delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested and that the mailing be made sufficiently in advance of the Expiration Time, as applicable, to permit delivery to the Depositary prior to that time.

Unless the Notes being tendered are deposited with the Depositary at or prior to the Expiration Time (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message), we may, at our option, treat such tender as defective for purposes of the right to receive the Repurchase Price. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of any other required documents.

LETTERS OF TRANSMITTAL AND NOTES SHOULD BE SENT ONLY TO THE DEPOSITARY.  DO NOT SEND LETTERS OF TRANSMITTAL OR NOTES TO US OR THE TRUSTEE.

WITHDRAWAL OF TENDERS

Notes tendered at or prior to the Expiration Time may be withdrawn at any time at or prior to the Expiration Time, but, except as provided below, not thereafter.  For a withdrawal of Notes tendered at or prior to the Expiration Time to be effective, a letter notice (or facsimile or email transmission with telephone confirmation) of withdrawal or revocation (or an electronic ATOP transmission notice of withdrawal or revocation in the case of DTC participants) must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase at or prior to the Expiration Time. Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) state the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the DTC participant whose name appears on the security position listing as the owner of such Notes), if different than that of the person who tendered the Notes, (iii) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount of such Notes to be withdrawn, (iv) state the principal amount, if any, of such Notes which is not being withdrawn from the Offer pursuant to such notice, and (v) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (y) a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such Holder.

If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written notice (or facsimile or email notice with telephone confirmation) of withdrawal even if physical release is not yet effected. If Notes have been delivered under the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account of the appropriate book-entry transfer facility to be credited with the withdrawn Notes and must otherwise comply with that book-entry transfer facility’s procedures. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer.

Any permitted withdrawal of Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer;  provided, however, that validly withdrawn Notes may be re-tendered by a Holder by again following one of the appropriate procedures described herein at any time at or prior to the Expiration Time.

Holders also have the right to withdraw Notes tendered in the Offer that have not been accepted for payment at any time after the expiration of 40 business days from the commencement of the Offer.  Holders may exercise such withdrawal rights by following the procedures set forth above at any time after the expiration of 40 business days from the commencement of the Offer and prior to the acceptance of such Notes for payment pursuant to the Offer.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal of Notes will be determined by us, in our sole discretion (which determination shall be final and binding). None of us, the Trustee, the Depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

CONDITION TO THE OFFER

Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) our rights to extend (to the extent required by applicable law) or amend the Offer, we shall not accept for payment any tendered Notes, subject to Rule 14e-1(c) and Rule 13e-4(f)(5) under the Exchange Act, if at the Expiration Time an Event of Default (as such term is defined in the Indenture), other than a default in the payment of the Repurchase Price, is continuing (the “Condition”).   The Condition is required by the terms of the Indenture.

In addition to the foregoing, if permitted by the Indenture and the Notes and applicable law, we reserve the right to extend the Offer or to amend the terms of the Offer in any respect. We will give Holders notice of such amendments as may be required by applicable law.

Notwithstanding the foregoing, we will not extend the Expiration Time unless we are required to do so in accordance with applicable law.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a general summary of certain United States federal income tax consequences that are expected to be material to U.S. Holders and Non-U.S. Holders (as such terms are defined below) that (i) retain Notes subject to the terms of the Indenture or (ii) tender Notes pursuant to the Offer.  This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, and administrative rulings and judicial decisions as of the date hereof.  These authorities may be changed, perhaps with retroactive effect, resulting in U.S. federal income tax consequences different from those discussed below.  We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made in the following summary, and there can be no assurance the IRS will not challenge such statements or that a court would not sustain such a challenge.

This summary assumes the Notes are held by Holders as capital assets within the meaning of Section 1221 of the Code.  This summary also assumes that no Liquidated Damages have accrued with respect to the Notes and that no Liquidated Damages will become payable in connection with the Offer. See “Certain Significant Considerations – Liquidated Damages.”  This summary does not address tax consequences arising under the laws of any foreign, state, or local jurisdiction.  In addition, this summary does not address all tax consequences that may be applicable to a Holder’s particular circumstances or to a Holder that may be subject to special tax rules, including, without limitation, a Holder that is:

•                  subject to the alternative minimum tax;

•                  a bank, insurance company, or other financial institution;

•                  a tax-exempt organization;

•                  a dealer in securities or commodities;

•                  a partnership (or other flow-through entity for U.S. federal income tax purposes);

•                  a trader in securities that elects to use a mark-to-market method of accounting;

•                  a person that maintains a “functional currency” other than the U.S. dollar;

•                  a person that holds Notes as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction or integrated investment transaction;

•                  a person that is deemed to sell the Notes under the constructive sale provisions of the Code;

•                  an expatriate or former long-term resident of the U.S.;

•                  a Non-U.S. Holder that holds its Notes in connection with a trade or business conducted in the U.S. or in connection with an office or fixed place of business located in the U.S.;

•                  a person that is a nonresident alien individual and that is present in the U.S. in the taxable year; or

•                  a person that is affected by the provisions of an income tax treaty to which the U.S. is a party.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Notes that for U.S. federal income tax purposes is:

•                  an individual citizen or resident of the United States;

•                  a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust, (i) the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of Notes that is not treated as a partnership (or as a partner in a partnership) for U.S. federal income tax purposes, and that is not a U.S. Holder.  The U.S. federal income tax treatment of a partnership and its partners depends on a variety of factors, including the activities of the partnership and the partners.  A Holder that is a partnership or a partner in a partnership should consult its own tax advisor concerning the U.S. federal income tax consequences of the Offer.

This summary does not address tax consequences that may vary with, or are contingent upon, individual circumstances.  Moreover, this summary does not address any non-income tax or any state, local, or foreign tax consequences that may arise in connection with the Offer.  Tax matters are very complicated, and the tax consequences relevant to a specific Holder in connection with the Offer will depend upon the facts of that Holder’s particular situation.  Accordingly, each Holder is urged to consult with a tax advisor to determine the particular federal, state, local, or foreign income or other tax consequences that may be relevant to that Holder’s particular situation.

Non-Tendering Holders

In General.  A Holder that does not tender Notes pursuant to the Offer generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the Offer, and the Holder’s adjusted tax basis and holding period in the Notes will not be affected by the Offer.

Future Conversions of Notes.  As described in the confidential offering memorandum circulated in connection with the issuance of the Notes and dated December 11, 2003 (under the headings “United States Federal Income Tax Consequences – U.S. Holders – Conversion of the Notes” and “United States Federal Income Tax Consequences – Non-U.S. Holders – Conversion of the Notes”), U.S. Holders and Non-U.S. Holders may be subject to taxation upon the conversion of a Note.  Non-tendering Holders are urged to consult their tax advisors to discuss the potential tax consequences associated with retaining a Note and the future conversion of a Note including, in the case of a non-tendering Non-U.S. Holder, the potential application of the provisions of the Code enacted as part of the Foreign Investment in Real Property Tax Act (“FIRPTA”).

Tendering U.S. Holders

In General.  A sale of Notes by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes.  Subject to the discussion of the market discount rules set forth below, a U.S. Holder selling Notes pursuant to the Offer will recognize capital gain or loss in an amount equal to the difference between the amount of cash received (other than amounts received attributable to accrued but unpaid interest, as discussed below) and the U.S. Holder’s adjusted tax basis in the Notes sold at the time of sale.  A U.S. Holder’s adjusted tax basis in Notes generally will equal the cost of the Notes to such U.S. Holder (increased by the amount of any market discount previously taken into income by the U.S. Holder, and reduced by the amount of any amortizable bond premium previously taken into account by the U.S. Holder with respect to the Notes).  Any such gain or loss will be long-term capital gain or loss if the U.S. Holder held the Notes for longer than one year.  Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains.  The deductibility of capital losses is subject to limitation.

As described above, the Company does not expect there will be accrued but unpaid interest as of the Expiration Time, because the Company intends to pay interest due on the Notes under the Indenture on December 15, 2008.  All interest so paid will be included in a U.S. Holder’s income will be taxable as ordinary income and not included in the amount realized for determining capital gain or loss, as described above, regardless of whether the U.S. Holder otherwise recognizes an overall loss in connection with a sale pursuant to the Offer.

An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased Notes at a “market discount.”  Subject to a statutory de minimis exception, Notes have market discount if they were purchased after their original issuance at an amount less than their adjusted issue price.  In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain recognized by a U.S. Holder on the sale of Notes having market discount (in excess of a de minimis amount) will be treated as ordinary income to the extent of the lesser of (i) the gain recognized or (ii) the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant-yield basis) but has not yet been taken into income while such Notes were held by the U.S. Holder.  Any gain in excess of such accrued market discount will be subject to the capital gains rules described above.

Information Reporting and Backup Withholding.  Sales of the Notes by U.S. Holders pursuant to the Offer will be subject to certain information reporting requirements.  In addition, a U.S. Holder who fails to complete a substitute Form W-9 (that is being provided with each Letter of Transmittal) may be subject to backup withholding at the applicable rate of 28% with respect to the receipt of consideration received pursuant to the Offer unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) otherwise provides a correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

We generally will provide information statements to tendering U.S. Holders and to the IRS reporting the payment of the Repurchase Price (except with respect to U.S. Holders that may be exempt from the information reporting rules).

Tendering Non-U.S. Holders

In General.  A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain (if any) recognized on a sale of the Notes (determined without regard to amounts to be paid by the Company under the Indenture with respect to accrued interest, as discussed above) pursuant to the Offer unless:

•                  the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S.; or

•                  the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the sale, and certain other conditions are met.

A Non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if such Non-U.S. Holder was a U.S. Holder, and if such Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty).  A Holder described in the second bullet point above will be subject to a 30% (or, if applicable, a lower treaty rate) U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the Holder is not considered a resident of the U.S.

Payments of cash received by a Non-U.S. Holder under the Indenture and attributable to accrued interest will be subject to the same rules normally applicable to interest payments and are not addressed in this discussion.

FIRPTA Tax and FIRPTA Withholding.  As described in the confidential offering memorandum circulated in connection with the issuance of the Notes and dated December 11, 2003 (under the heading “United States Federal Income Tax Consequences – Non-U.S. Holders – Foreign Investment in Real Property Tax Act”), Non-U.S. Holders that sell or otherwise dispose of their Notes may be subject to U.S. federal income tax and withholding pursuant to provisions of the Code enacted as part of FIRPTA (the “FIRPTA Tax” and “FIRPTA Withholding” respectively).

In general, the FIRPTA Tax and FIRPTA Withholding are expected to apply only to tendering Non-U.S. Holders that hold or have held a significant amount of Notes (generally, Notes with an aggregate fair market value at the time of their original acquisition, or at the time of additional subsequent acquisitions, of greater than 5% of the value of the outstanding shares of Magnum Hunter common stock or our common stock, as applicable, at such time, or times, determined in accordance with Treasury Regulation Section 1.897-9T(b)).  Tendering Non-U.S. Holders are urged to consult with their tax advisors to discuss the potential application of the FIRPTA Tax and FIRPTA Withholding.

Each tendering Non-U.S. Holder will be required to provide the Depositary with a completed Foreign Holder Ownership Affidavit that is being provided with the Letter of Transmittal.  If we receive a properly completed affidavit and the affidavit indicates that the tendering Non-U.S. Holder does not hold and has never held Notes with an aggregate fair market value that exceeds or exceeded $25 million (such fair market value being determined both as of the time at which the Notes were originally acquired and, if applicable, as of the time of any additional subsequent acquisitions), and if we do not have reason to believe that such affidavit is inaccurate (based on the face of the affidavit and other facts that are readily ascertainable by us), no amounts will be withheld by the Depositary in respect of FIRPTA Withholding; otherwise, we will withhold 10% of the gross consideration paid to such Non-U.S. Holder pursuant to the Offer in order to satisfy our potential FIRPTA Withholding obligations.  We will report and pay over any withheld amounts to the IRS in accordance with Treasury Regulation Section 1.1445-1(c), including the filing of an IRS Form 8288 and 8288-A.  Pursuant to Treasury Regulation Section 1.1445-1(f), the satisfaction of our FIRPTA Withholding obligations will not relieve a tendering Non-U.S. Holder of its obligation to file a U.S. tax return and to pay any remaining amounts owed in respect of the FIRPTA Tax.  In general, if the FIRPTA Tax applies to a tendering Non-U.S. Holder, any gain or loss realized by such Non-U.S. Holder would be subject to U.S. federal income tax as either ordinary income or capital gain that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S.

Any amounts withheld by us to satisfy its potential FIRPTA Withholding obligations generally will be credited against any remaining tax liabilities of the tendering Non-U.S. Holder and, in order to claim such credit, a stamped copy of IRS Form 8288-A (which the IRS generally must provide to such Non-U.S. Holder upon its receipt from us) should be attached to a tendering Non-U.S. Holder’s U.S. tax return pursuant to Treasury Regulation Section 1.1445-1(f)(2).  If any withheld amounts exceed a tendering Non-U.S. Holder’s maximum tax liability (as determined by the IRS), then such Non-U.S. Holder may seek a refund.

Information Reporting and Backup Withholding.  Backup withholding will generally not apply to payments made by us or the Depositary, in such capacities, to a Non-U.S. Holder of a Note if the Non-U.S. Holder has provided the required documentation that it is not a U.S. Person.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder generally will be allowed as a credit against the Holder’s U.S. federal income tax liability, and such Non-U.S. Holder may claim a refund provided the required information is furnished timely to the IRS.  Non-U.S. Holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances under current Treasury Regulations.

THE DEPOSITARY AND THE INFORMATION AGENT

Deutsche Bank Trust Company Americas is the Depositary and the Information Agent for the Offer.  Requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.  Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

Letters of Transmittal and all correspondence in connection with the Offer should be sent or delivered by each Holder or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase.  Any Holder or beneficial owner that has questions concerning the procedures for tendering Notes or whose Notes have been mutilated, lost, stolen or destroyed should contact the Information Agent at the address and telephone number appearing on the back cover of this Offer to Purchase.

To the extent any matter Deutsche Bank Trust Company Americas has undertaken to complete in connection with the Offer is a matter that the Indenture requires be completed by the Trustee or the Paying Agent (as defined in the Indenture), Deutsche Bank Trust Company Americas is acting as Trustee or Paying Agent, as applicable, in completing that matter.

Neither the Depositary, the Information Agent nor the Trustee assumes any responsibility for the accuracy or completeness of the information concerning the Offer or us contained in this document or related documents or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

FEES AND EXPENSES

We will pay the Depositary and the Information Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith.  We will pay brokerage firms and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related materials to the beneficial owners of the Notes.  We expect that such aggregate fees and expenses will not exceed $15,000.

SOURCE AND AMOUNT OF FUNDS

If all outstanding Notes are tendered and purchased, the aggregate amount of funds required to pay the Repurchase Price and the fees and expenses related to the Offer would be approximately $125 million. The Offer is not subject to any financing condition.  We intend to obtain the funds required to pay the Repurchase Price and the fees and expenses related to the Offer from cash on hand, amounts available under existing credit facilities or both.

CUSIP NUMBER

The CUSIP number for the Notes is 55972FAE4. The CUSIP number has been assigned by Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc., and is included solely for the convenience of Holders of the Notes.  Neither we, the Trustee, the Depositary nor the Information Agent shall be responsible for the selection or use of the CUSIP number, and no representation is made as to its correctness on the Notes or as indicated in this Offer to Purchase or the Letter of Transmittal or in any other document.

MISCELLANEOUS

The Offer is being made to all Holders. We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law.  If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.  If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders of Notes be accepted from or on behalf of) the owners of Notes residing in such jurisdiction.  No person has been authorized to give any information or make any representation on behalf of us not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

The statements contained herein are made as of the date hereof, and the delivery of this Offer to Purchase and the accompanying materials and the purchase of Notes pursuant to the Offer will not, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

CIMAREX ENERGY CO.

October 30, 2008

ANNEX A

COPY OF SCHEDULE TO FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 2008 IN CONNECTION WITH THE OFFER, EXCLUDING THE EXHIBITS TO THE SCHEDULE TO

(Attached)

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934
(Amendment No.                 )

CIMAREX ENERGY CO.

(Name of Subject Company (Issuer))

CIMAREX ENERGY CO.

(Name of Filing Person (Offeror))

Floating Rate Convertible Senior Notes Due 2023
(Title of Class of Securities)

55972FAE4
(CUSIP Number of Class of Securities)

Paul Korus Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, Colorado 80203 (303) 295-3995	Copy to: Peter O. Hansen Garth B. Jensen Holme Roberts & Owen LLP 1700 Lincoln Street, Suite 4100 Denver, Colorado 80203 (303) 861-7000

(Name, address, and telephone numbers of person authorized
to receive notices and communications on behalf of filing persons)

CALCULATION OF FILING FEE

Transaction valuation (1)	Amount of filing fee (2)
$125,000,000	$4,912.50

1.               Estimated solely for the purpose of determining the filing fee.  This amount represents the estimated maximum aggregate repurchase price payable in connection with a repurchase of the Floating Rate Convertible Senior Notes Due 2023 (the “Notes”) on December 15, 2008, the anticipated expiration date of the offer pursuant to the applicable indenture, calculated as 100% of the principal amount of the Notes outstanding as of October 29, 2008.  No accrued interest on the Notes will be unpaid at the anticipated expiration date of the offer.

2.               The amount of the filing fee, calculated in accordance with Rule 0-11, equals $39.30 for each $1,000,000 of the value of the transaction.

☐                                    Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form or Registration No.:

Filing Party:

Date Filed:

☐   Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐         third-party tender offer subject to Rule 14d-1.

☒        issuer tender offer subject to Rule 13e-4.

☐         going-private transaction subject to Rule 13e-3.

☐         amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

INTRODUCTORY STATEMENT

This Tender Offer Statement on Schedule TO (this “Schedule TO”) is filed by Cimarex Energy Co. (the “Company”) in connection with the offer (the “Offer”) by the Company to purchase for cash, on the terms and subject to the conditions set forth in the attached Company Notice and Offer to Purchase, dated October 30, 2008 (the “Offer to Purchase”), and the attached Letter of Transmittal (the “Letter of Transmittal”), as they may be amended and supplemented from time to time, all of the Company’s Floating Rate Convertible Senior Notes Due 2023 (the “Notes”), as required by, and pursuant to the terms of, the Indenture dated as of December 15, 2003, among Magnum Hunter Resources, Inc. (“Magnum Hunter”), the subsidiary guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated June 6, 2005, among Magnum Hunter, the subsidiary guarantors named therein and the Trustee, the Second Supplemental Indenture dated June 7, 2005, among Magnum Hunter, the Company, the subsidiary guarantors named therein and the Trustee, and the Third Supplemental Indenture dated June 13, 2005, among the Company, the subsidiary guarantors named therein and the Trustee (as so amended and supplemented, the “Indenture”).

This Schedule TO is intended to satisfy the disclosure requirements of Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended.

Items 1 through 9.

The Company, as successor by merger to Magnum Hunter, is the issuer of the Notes.  The Offer is being made by the Company to satisfy its contractual obligations under Section 3.08 of the Indenture and paragraph 6 of the Notes that provide that each holder of the Notes (each a “Holder,” and collectively the “Holders”) will have the right, at such Holder’s option, to require the Company to purchase such Holder’s Notes as of the date of the expiration time of the Offer, which is December 15, 2008 (as it may be extended, the “Expiration Time”), for a repurchase price equal to 100% of the principal amount of the Notes, plus accrued but unpaid interest, including liquidated damages, if any, up to, but not including, the date on which the Expiration Time occurs (collectively, the “Repurchase Price”), under the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.  The Expiration Time may not be extended, except as required by law.  The Company expects that no accrued interest will be unpaid at the Expiration Time, and that no liquidated damages will be accrued or payable in connection with the Offer.

The Company maintains its registered and principal executive offices at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, telephone (303) 295-3995.  As permitted by General Instruction F to Schedule TO, all of the information set forth in the Offer to Purchase and the Letter of Transmittal is incorporated by reference into this Schedule TO.

As required by General Instruction C to Schedule TO, the following persons are directors and/or executive officers and/or controlling persons of the Company:

Name of Executive Officer	Office

F.H. Merelli	Chairman of the Board, Chief Executive Officer and President
Joseph R. Albi	Executive Vice President, Operations
Thomas E. Jorden	Executive Vice President, Exploration
Stephen P. Bell	Senior Vice President, Business Development and Land
Paul Korus	Vice President, Chief Financial Officer and Treasurer
Gary R. Abbott	Vice President, Corporate Engineering
Richard S. Dinkins	Vice President, Human Resources
James H. Shonsey	Vice President, Chief Accounting Officer and Controller
Thomas A. Richardson	Vice President and General Counsel

Name of Director	Principal Occupation

F.H. Merelli	Chairman of the Board, Chief Executive Officer and President
Jerry Box	Retired, Former Chairman of Magnum Hunter Resources, Inc.
Hans Helmerich	President and Chief Executive Officer and Director, Helmerich & Payne, Inc.
David A. Hentschel	Retired, consultant to Occidental Oil and Gas Corporation
Paul D. Holleman	Retired
Monroe W. Robertson	Private investor
Michael J. Sullivan	Partner of Denver law firm, Rothgerber Johnson & Lyons LLP
L. Paul Teague	Retired

The address of each individual listed above is c/o Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, and each such person’s business telephone number is (303) 295-3995.

To the Company’s knowledge:

•                  none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•                  the Company will not purchase any Notes from such persons; and

•                  during the 60 days preceding the date of the Offer, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

Item 10.  Financial Statements.

(a)           Pursuant to Instruction 2 to Item 10 of Schedule TO, the Company’s financial condition is not material to a holder’s decision whether to put the Notes to the Company because (i) the consideration being paid to holders surrendering Notes consists solely of cash; (ii) the Offer is not subject to any financing conditions; (iii) the Offer applies to all outstanding Notes;

and (iv) the Company is a public reporting company that files reports electronically on EDGAR.  The financial condition and results of operations of the Company and its subsidiaries are reported electronically on EDGAR on a consolidated basis.

(b)           Not applicable.

Item 11.  Additional Information.

(a)           Not applicable.

(b)           Not applicable.

Item 12.  Exhibits.

The following are attached as exhibits to this Schedule TO:

Exhibit Number	Exhibit Description

(a)(1)	Company Notice and Offer to Purchase, dated October 30, 2008.

(a)(2)	Letter of Transmittal.

(a)(3)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

(a)(4)	Letter to brokers, dealers, commercial banks, trust companies and other nominees

(a)(5)	Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients

(b)(1)

Amended and Restated Credit Agreement dated as of June 13, 2005, among Cimarex Energy Co., the Lenders listed on the signature pages thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, U.S. Bank National Association, as Co-Syndication Agent, Bank of America, N.A., as Co-Syndication Agent, Wells Fargo Bank, N.A., as Documentation Agent and J.P. Morgan Securities Inc., as Lead Arranger and Sole Book Runner (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 17, 2005, file no. 001-31446).

(b)(2)

First Amendment to Amended and Restated Credit Agreement effective December 15, 2005, among Cimarex Energy Co., the Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, file no. 001-31446).

(d)(1)

Indenture dated December 15, 2003 between Magnum Hunter Resources, Inc., the subsidiary guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Magnum Hunter’s Annual Report on Form 10-K for the year ended December 31, 2003, file no. 001-12508).

(d)(2)	Form of Floating Rate Convertible Senior Notes Due 2023 (included in Exhibit (d)(1)).

Exhibit Number	Exhibit Description

(d)(3)

First Supplemental Indenture dated June 6, 2005, among Magnum Hunter Resources, Inc., the Subsidiary Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.1 to Magnum Hunter’s Current Report on Form 8-K, filed with the SEC on June 8, 2005, file no. 001-12508).

(d)(4)

Second Supplemental Indenture dated June 7, 2005, among Magnum Hunter Resources, Inc., Cimarex Energy Co., the Subsidiary Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 8, 2005, file no. 001-31446).

(d)(5)

Third Supplemental Indenture dated June 13, 2005, among Cimarex Energy Co., the Subsidiary Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 17, 2005, file no. 001-31446).

(g)	None.

(h)	None.

Item 13.  Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, compete and correct.

CIMAREX ENERGY CO.

By:	/s/ F.H. Merelli
Name:	F.H. Merelli
Title:	Chairman, President and Chief Executive Officer

Date: October 30, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit Description

(a)(1)	Notice and Offer to Purchase, dated October 30, 2008.

(a)(2)	Letter of Transmittal.

(a)(3)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

(a)(4)	Letter to brokers, dealers, commercial banks, trust companies and other nominees

(a)(5)	Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients

(b)(1)

Amended and Restated Credit Agreement dated as of June 13, 2005, among Cimarex Energy Co., the Lenders listed on the signature pages thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, U.S. Bank National Association, as Co-Syndication Agent, Bank of America, N.A., as Co-Syndication Agent, Wells Fargo Bank, N.A., as Documentation Agent and J.P. Morgan Securities Inc., as Lead Arranger and Sole Book Runner (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 17, 2005, file no. 001-31446).

(b)(2)

First Amendment to Amended and Restated Credit Agreement effective December 15, 2005, among Cimarex Energy Co., the Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, file no. 001-31446).

(d)(1)

Indenture dated December 15, 2003 between Magnum Hunter Resources, Inc., the subsidiary guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Magnum Hunter’s Annual Report on Form 10-K for the year ended December 31, 2003, file no. 001-12508).

(d)(2)	Form of Floating Rate Convertible Senior Notes Due 2023 (included in Exhibit (d)(1)).

(d)(3)

First Supplemental Indenture dated June 6, 2005, among Magnum Hunter Resources, Inc., the Subsidiary Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.1 to Magnum Hunter’s Current Report on Form 8-K, filed with the SEC on June 8, 2005, file no. 001-12508).

(d)(4)

Second Supplemental Indenture dated June 7, 2005, among Magnum Hunter Resources, Inc., Cimarex Energy Co., the Subsidiary Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 8, 2005, file no. 001-31446).

Exhibit Number	Exhibit Description

(d)(5)

Third Supplemental Indenture dated June 13, 2005, among Cimarex Energy Co., the Subsidiary Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 17, 2005, file no. 001-31446).

(g)	None.

(h)	None.

In order to tender, a Holder should send or deliver a properly completed and signed Letter of Transmittal, certificates for the Notes and any other required documents to the Depositary at one of its addresses set forth below or tender pursuant to DTC’s Automated Tender Offer Program.

The depositary for the Offer is:

Deutsche Bank Trust Company Americas

By facsimile or email: (For Eligible Institutions only) (615) 835-3701 spu-reorg.operations@db.com

Confirmation: (800) 735-7777

By Mail:	By Overnight Courier:	By Hand:

DB Services Tennessee, Inc. P.O. Box 305050 Nashville, TN 37230 Attn: Reorganization Unit	DB Services Tennessee, Inc. 648 Grassmere Park Road Nashville, TN 37230 Attn: Reorganization Unit	DB Services Tennessee, Inc. 648 Grassmere Park Road Nashville, TN 37230 Attn: Reorganization Unit

Any questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the information agent at the telephone numbers and address listed below.  A Holder may also contact its broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

The information agent for the Offer is:

Deutsche Bank Trust Company Americas

648 Grassmere Park Road

Nashville, TN 37230

Attn: Reorganization Unit

Toll Free:  (800) 735-7777